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                                                                  Exhibit (h)(1)


                               ADMINISTRATIVE AND
                         SHAREHOLDER SERVICES AGREEMENT


         Agreement made as of May 20, 2002, by and between the undersigned, CITIZENS FUNDS (the "Fund"), a Massachusetts business trust, and CITIZENS ADVISERS, INC. (the "Adviser"), a New Hampshire Corporation and Investment Adviser to the Fund, wherein the Adviser on its own behalf and on behalf of its affiliate Citizens Securities, Inc. (collectively the "Adviser") agrees to provide certain general administrative and shareholder services on behalf of the Fund and its series (collectively, the "funds").


1. DESCRIPTION OF ADMINISTRATIVE SERVICES. The Adviser agrees to provide the Fund with the following facilities and services:

         (a) Administration of certain daily fund expense accounting duties, including but not limited to payment and budgeting of operating expenses of all funds, and calculation of expense accruals.

         (b)      Administration of annual Fund audit with Fund auditors.

         (c) Preparation and filing of registration statement, annual and semi-annual reports and all other required regulatory filings.

         (d) Administrative services in connection with Custody and Transfer Agents, including daily monitoring of net asset value and dividend factors, contract and fee negotiations, and quality control.

         (e) Administration of funds' compliance systems with federal and state regulatory requirements.

         (f) Organizational services for any new series of the Fund, including but not limited to drafting the prospectus and statement of additional information, filing of all required documents, soliciting proxies, and clerical duties associated with the filing of any such documents.

         (g) Blue Sky reporting services as required for the issuer of securities in the states and territories.

         (h)      Vendor relations.

         (i)      Facilities and equipment to perform all such duties.

         (j)      Other similar services.


         Determinations as to who shall provide certain of these services may be established from time to time by written agreement between the Fund and the Adviser to be attached as an addendum to this Agreement. The Adviser may at times perform only a


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portion of these services and the Fund may choose to have these services provided by others on the Fund's behalf.

         The foregoing list of services does not list all possible administrative services which may be provided by the Adviser. The foregoing list may be supplemented from time to time by written agreement between the Fund and the Adviser to be attached as an addendum to this Agreement.


2. DESCRIPTION OF SHAREHOLDER SERVICES. The Adviser also agrees to provide the Fund with the following facilities and services:

         (a) Receipt of calls from existing shareholders in a timely manner.

         (b)      Maintenance of a toll-free number.

         (c)      Response to shareholder inquiries.

         (d) Maintenance of a computer interface with the Fund's transfer agent.

         (e)      Execution of appropriate shareholder requests.

         (f)      Retention, maintenance and research of shareholder records.

         (g) Printing and mailing of prospectuses and annual reports to shareholders, as well as shareholder statement production, shareholder tax filings and other shareholder communications.

         (h)      Facilities and equipment to perform all such duties.

         (i)      Other similar services.

3. FEES AND EXPENSES. For performance of administrative and shareholder services pursuant to this Agreement, the Fund agrees on behalf of each of the individual funds to pay the Adviser on the basis of the Fee Schedule annexed as Addendum A hereto.

         In addition to any fees paid pursuant to the foregoing, the Fund agrees on behalf of each of the individual funds to reimburse the Adviser for out-of-pocket expenses, including but not limited to postage, forms and materials, telephone charges and records storage. In addition, any other expenses incurred by the Adviser at the request or with the consent of the Fund shall be reimbursed by the Fund on behalf of the applicable fund(s).

         The Fund agrees on behalf of each of the funds to pay all fees and reimbursable expenses within five days following the mailing of the respective billing notice.


4. INDEMNIFICATION. The Adviser shall not be responsible for, and the Fund shall on behalf of the applicable fund(s), indemnify and hold the Adviser harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:


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         (a)      All actions of the Adviser or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

         (b) The Fund's lack of good faith, negligence or willful misconduct which may arise out of the breach of this Agreement or any representation or warranty of the Fund hereunder.

         (c) The reliance on or use by the Adviser or its agents or subcontractors of information, records, documents or services which (i) are received by the Adviser or its agents or subcontractors, and (ii) have been prepared maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any previous transfer agent or registrar.

         (d) The reliance on, or the carrying out by the Adviser or its agents or subcontractors of, any instructions or requests of the Fund on behalf of the applicable fund(s).

         (e) The offer or sale of Shares in violation of any requirement under federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of any such shares in such state.

         At any time, the Adviser may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Adviser under this Agreement, and the Adviser and its agent or subcontractors shall not be liable and shall be indemnified by the Fund on behalf of the applicable fund(s) for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Adviser, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records, or documents, provided the Adviser or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.

         In order that the indemnification provisions contained in this Article shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Adviser, the Adviser shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with the Adviser in the defense of such claim or to defend against such claim in its own name or in the name of the Adviser. The Adviser shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify the Adviser except with the Fund's prior written consent.

         This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other. Should the Fund exercise its right to terminate, all out of pocket expenses associated with the movement or transfer of records and material


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will be borne by the Fund on behalf of the applicable fund(s). Additionally, the
Adviser reserves the right to charge for any other reasonable expenses associated with such termination and/or a charge equivalent to the average of three (3) months' fees.


5. ADDITIONAL FUNDS. In the event that the Fund establishes one or more series of Shares in addition to Working Assets Money Market Fund, Citizens Income Fund, Citizens Emerging Growth Fund, Citizens Global Equity Fund, Citizens Index Fund and Citizens Small Cap Index Fund, with respect to which it desires to have the Adviser render services under the terms of this Agreement, it shall so notify the Adviser in writing, and if the Adviser agrees in writing to provide such services, such series of Shares shall be subject to this Agreement.


6. ASSIGNMENT OF THE AGREEMENT. Unless this Agreement is amended as described below, neither the Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other party.

         This Agreement shall inure to the benefit and bind the parties and their respective heirs, successors and assigns.


7. AMENDMENT. This Agreement may be amended or modified by a writing, executed by both parties and authorized or approved by a resolution of the Trustees of the Fund.


8. APPLICABLE LAW. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New Hampshire.


9. ACTS OF GOD. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.


10. CONSEQUENTIAL DAMAGES. Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.


11. TERMINATION OR REGISTRATION. The Fund will assume all duties, expenditures and arrangements of a continuing nature under this Agreement in the event of its termination or the resignation of the Adviser.


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         A copy of the Declaration of Trust of the Fund is on file with the
Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or Shareholders individually but are binding only upon the assets and property of the Fund.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.


                                   CITIZENS FUNDS


                                   By: /s/ John L. Shields
                                       --------------------------------
                                       John L. Shields
                                       President



                                   CITIZENS ADVISERS, INC


                                   By: /s/ John L. Shields
                                       --------------------------------
                                       John L. Shields
                                       President and Chief Executive Officer




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                ADMINISTRATIVE AND SHAREHOLDER SERVICES AGREEMENT
                                  FEE SCHEDULE


ADMINISTRATIVE SERVICES
Citizens Advisers, Inc. ("the Adviser") assumes a number of general administrative services for each individual series and class of Citizens Funds ("the Fund") for which services the Administrator is paid a monthly fee based on an annual rate of each class's average net assets. This payment may be made twice monthly but in no event less frequently than semi-annually.

The administrative service fees may be less than but shall not be greater than the following:

FUND                                                            FEE                 EFFECTIVE
Citizens Money Market Fund - All Classes                        10/100 of 1%        7/1/2000
Citizens Income Fund - All Classes                              10/100 of 1%        7/1/2000
Citizens Emerging Growth Fund - All Classes                     10/100 of 1%        7/1/2000
Citizens Global Equity Fund - All Classes                       10/100 of 1%        7/1/2000
Citizens Core Growth Fund - All Classes                         10/100 of 1%        7/1/2001
Citizens Small Cap Core Growth Fund - All Classes               10/100 of 1%        7/1/2000
Citizens International Growth Fund - All Classes                10/100 of 1%        12/20/2000
Citizens Value Fund - All Classes                               10/100 of 1%        9/20/2001

The Administrative services provided to the Fund include but are not limited to the following:

         1. Administration of certain daily fund expense accounting duties, including but not limited to payment and budgeting of operating expenses of all funds, and calculation of expense accruals.
         2.       Administration of annual Fund audit with Fund auditors.
         3. Preparation and filing of registration statement, annual and semi-annual reports and all other required regulatory filings.
         4. Administrative services in connection with Custody and Transfer Agents, including daily monitoring of net asset value and dividend factors, contract and fee negotiations, and quality control.
         5. Administration of funds' compliance systems with federal and state regulatory requirements.
         6. Blue Sky reporting services as required for the issuer of securities in the states and territories.
         7.       Vendor relations.
         8.       Facilities and equipment to perform all such services.
         9.       Other similar services.


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In addition to fees for the above services, the Adviser may provide other day to day services. Out of pocket expenses incurred by the Adviser in relation to such services will be reimbursed to the Adviser by the Fund at cost.


SHAREHOLDER SERVICES

Citizens Securities, Inc. ("the Distributor") an affiliate of Citizens Advisers, Inc. also provides a number of services to the Fund relating primarily to shareholder services and communications, including but not limited to the following services:

         1. Receipt of calls from existing shareholders in a timely manner.
         2.       Maintenance of a toll-free number.
         3.       Response to shareholder inquiries.
         4. Maintenance of a computer interface with the Fund's transfer agent.
         5.       Execution of appropriate shareholder requests.
         6.       Retention, maintenance, and research of shareholder records.
         7. Printing and mailing of prospectuses and annual reports to shareholders, shareholder statement production, shareholder tax filings and other shareholder communications.
         8.       Facilities and equipment to perform all such duties.
         9.       Other similar services.


For all funds and classes, with the exception of the Citizens Core Growth Fund, Standard Class shares, the Distributor shall be paid a monthly account-based fee for the above shareholder services and communications, based on the following schedule:


    All Funds - All Classes                      $  8.35 per account per year

With respect to the Citizens Core Growth Fund, Standard Class shares, the Fund pays to the Distributor a monthly shareholder service fee which may be less but shall not be greater than an annual rate of 35/100 of 1% of average net assets of the fund's Standard shares.

In addition to the fees for the above services, the Distributor will be reimbursed by the Fund at cost for out-of-pocket expenses incurred by the Distributor in relation to shareholder services.


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These payments may be made twice monthly but in no event less frequently than semi-annually.

Agreed and Accepted:

CITIZENS FUNDS

By: /s/ John L. Shields
    ----------------------------------------
    John L. Shields
    President


CITIZENS ADVISERS, INC.

By: /s/ John L. Shields
    ----------------------------------------
    John L. Shields
    President and Chief Executive Officer